Exhibit 10.2

Semtech Corporation
Letterhead

Date

Employee Name

Employee Address

Re:                             Semtech Corporation Executive Change in Control Retention Plan

Participation Letter Agreement

Dear [Employee Name]:

This letter relates to the Semtech Corporation (“Semtech”) Executive Change in Control Retention Plan (the “Plan”).

Through this letter, you are being offered the opportunity to become a participant in the Plan, and thereby to be eligible to receive the benefits described in the Plan, some of which are solely contingent on the occurrence of a Change in Control and some of which are contingent on employment terminating under certain circumstances in connection with a Change in Control.  A copy of the Plan is attached to this letter.  You should read it carefully and become comfortable with its terms and conditions, and those set forth below.

By signing below, you will be acknowledging and agreeing to the following:

(a)                                  You have received a copy of the Plan, which also serves as its summary plan description;

(b)                                 Terms not defined in this letter but beginning with initial capital letters shall have the meaning assigned to them in the Plan;

(c)                                  Participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan and the terms set forth in this letter agreement; and

(d)                                 You have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a “Participant” in the Plan.  Your participation in the Plan will be effective upon your signing and returning this letter agreement to Semtech within 30 days of your receipt of this letter agreement.

NOW, THEREFORE, you and Semtech (hereinafter referred to as “the parties”) hereby AGREE as follows:

1.                                       This letter agreement shall terminate, and your status as a “Participant” in the Plan shall end, on the first to occur of:

(a)          your termination of employment, for any reason, provided that such termination does not occur during a Change in Control Window;

(b)         your termination of employment during a Change in Control Window to the extent that Semtech or an Affiliate terminated you for Cause or you did not terminate for “Good Reason” as such terms are defined in the Plan;

(c)          the second anniversary of a Change in Control;

(d)         the date all Plan benefits have been paid to you;

(e)          three months after the Administrative Committee provides you with written notice that this letter agreement is being terminated; provided, however, that you do not receive such notice during a Change in Control Window; or

(f)            if, during a Change in Control Window, you receive written notice that this letter agreement is being terminated, the later of (i) the expiration of the Change in Control Window or (ii) three months after the Administrative Committee provides you with such notice.

2.                                       You recognize and agree that your execution of this letter agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this letter agreement, and that you understand that this letter agreement may not be amended or modified except pursuant to Section 12 of the Plan or as expressly provided above.

EXECUTIVE	SEMTECH CORPORATION

Name:	Name:
Date:	Title:
Date:

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